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                                                                      EXHIBIT 11


                          DEAN WITTER, DISCOVER & CO.

                   COMPUTATION OF EARNINGS PER COMMON SHARE

                                                        THREE MONTHS ENDED
                                                              MARCH31,
                                                        ------------------
                                                          1997      1996(1)
                                                        --------  --------

Net Income                                              $  276.3  $ 245.8
                                                        ========  =======

Average common shares outstanding, excluding the
   dilutive effects of stock options and unissued
   stock awards                                            322.1    335.2
                                                        ========  =======
Earnings per common share:


Primary dilution basis (2)

   Earnings per common share                            $   0.81  $  0.71
                                                        ========  =======

   Average common shares outstanding                       339.4    348.3
                                                        ========  =======

Full dilution basis (3)
  Earnings per common share                             $   0.81  $  0.70
                                                        ========  =======

  Average common shares outstanding                        339.4    349.6
                                                        ========  =======


(1) 1996 share and per share data have been restated to reflect the Company's two-for-one stock split.


(2) Earnings per common share on a primary dilution basis for the three months ended March 31, 1997 and 1996 was calculated using the weighted average price per share of the Company's common stock during the period, and included the dilutive effects of stock options and unissued stock awards under deferred compensation plans.


(3) Earnings per common share on a full dilution basis for the three months ended March 31, 1997 and 1996 was calculated using the greater of the period-end price per share of the Company's common stock or the weighted average price per share of the Company's common stock during the period and included the dilutive effects of stock awards under deferred compensation plans